UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2017

Colony Starwood Homes

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-36163 (Commission File Number)	80-6260391 (IRS Employer Identification No.)

8665 East Hartford Drive Scottsdale, AZ (Address of principal	85255 (Zip Code)
executive offices)

Registrant’s telephone number,
including area code:
(480) 362-9760

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 below is hereby incorporated by reference into this Item 1.01, insofar as it relates to the entry into a material definitive agreement.

Item 2.01  Completion of Acquisition or Disposition of Assets.

On June 29, 2017, Colony Starwood Homes (the “Company”) completed its previously announced acquisition of a portfolio of 3,106 single-family rental homes (the “GI Portfolio”) pursuant to the securities purchase agreement, dated as of June 5, 2017, between the Company and Waypoint/GI Venture, LLC. The consideration paid for the GI Portfolio was approximately $814.9 million, inclusive of the assumption of the Term Loan (as defined below).

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 29, 2017, in connection with the acquisition of the GI Portfolio, the Company, through the indirect, wholly-owned subsidiaries acquired in the GI Portfolio transaction (the “Borrowers”), and CSH Property Three, LLC, a Delaware limited liability company and wholly-owned indirect subsidiary of the Company (“Equity Owner”) entered into an Amended and Restated Loan Agreement (the “Loan Agreement”) with the lenders party thereto (the “Lenders”), and Deutsche Bank AG, New York Branch, N.A. (“Deutsche Bank”), as administrative agent and the other parties thereto and assumed $500.0 million of indebtedness (the “DB Loan”) secured by the GI Portfolio and the equity securities of the acquired property-owning entities listed below as the Borrowers.

The DB Loan is a floating rate loan with interest payable monthly based upon one-month LIBOR plus 2.875%. In connection with the origination of the DB Loan, the Borrowers entered into an interest rate cap for the initial term of the loan with a one-month LIBOR-based strike rate equal to an effective DB Loan interest rate of 4.875%.  The DB Loan has a two-year term from the original funding date of December 15, 2016, with two, six-month extension options, subject to the satisfaction of certain conditions, following the December 15, 2018 original maturity date.

The DB Loan is secured by first priority mortgages on the properties in the GI Portfolio, as well as a first priority pledge of the equity interests of the Borrowers. The Loan Agreement requires that Borrowers comply with various affirmative and negative covenants that are customary for loans of this type, including limitations on indebtedness Borrowers can incur, limitations on sales and dispositions of the collateral properties, required maintenance of specified cash reserves, and various restrictions on the use of cash generated by the operations of the collateral properties while the DB Loan is outstanding. The Loan Agreement also includes customary events of default, the occurrence of which would allow the Lender to accelerate payment of all amounts outstanding thereunder and to require that all of the rental income associated with the real estate properties of the Borrowers, after payment of specified operating expenses, asset management fees and interest, be required to prepay the DB Loan.

In connection with the DB Loan, the Company’s operating partnership provided the Lenders with a limited recourse guaranty agreement customary for this type of loan under which it agreed to indemnify the Lenders against specified losses due to fraud, misrepresentation, misapplication of funds, physical waste and certain other loan covenants, as well as a guaranty of the entire amount of the DB Loan in the event that the Borrowers file insolvency proceedings or violate certain covenants that result in their being substantively consolidated with any other entity that is subject to a bankruptcy proceeding.

This description of the Loan Agreement is not complete and is qualified in its entirety by reference to the Loan Agreement, to be filed as an exhibit to the Company’s 10-Q relating to the reporting period during which the Loan Agreement was executed.

Item 8.01  Other Events.

On June 27, 2017, the underwriter in the Company’s underwritten public offering previously reported in the Company’s Form 8-K filed on June 9, 2017 (the “Offering”) purchased 3,454,978 additional common shares, $0.01 par value per share, of the Company (“Common Shares”) pursuant to the exercise in full of such underwriter’s option to purchase additional Common Shares. The net proceeds to the Company from exercise of the underwriter’s option were approximately $119.7 million, resulting in total net proceeds to the Company from the Offering of approximately $521.4 million, in each case after deducting estimated expenses payable by the Company. The Company intends to contribute the net proceeds from the exercise of the underwriter’s option to Colony Starwood Homes Partnership, L.P. (the “Operating Partnership”) in exchange for units of the Operating Partnership. The Operating Partnership intends to use the net proceeds from the exercise of the underwriter’s option to fund a portion of the acquisition of the GI Portfolio, to repay certain of the Company’s existing indebtedness and for general corporate purposes.

On June 9, 2017, the Company voluntarily reduced the outstanding principal balances of its SWAY 2014 mortgage loan by $200.0 million and its CAH 2014-2 mortgage loan by $100.0 million. On June 20, the Company completed a payment for approximately $4.5 million to repay the remaining outstanding principle balance of its SWAY 2014 mortgage loan and terminated the loan.

On June 29, 2017, the Company voluntarily reduced the outstanding principal balance of the DB Loan by $50.0 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 5, 2017	COLONY STARWOOD HOMES

	By:	/s/ Ryan A. Berry
	Name:	Ryan A. Berry
	Title:	Executive Vice President, General Counsel and Secretary